Exhibit 10.45

November 27, 2007

To: ROBERT A LEVINSON, CHAIRMAN

We are pleased to advise you that JPMorgan Chase Bank, N.A. (the “Bank”) has extended a secured line of credit in the aggregate amount of $3,200,000 from the date hereof through January 1, 2009. Accordingly, our officers may, at their discretion, make short term loans to Levcor International Inc. on such terms as are mutually agreed upon between us from time to time.

Borrowings under this line are intended to meet the normal short term working capital needs of Levcor International Inc. and will bear interest at a fixed rate subject to availability as determined by the Bank in its sole and absolute discretion which rates may increase from time to time as mutually agreed.

As this line is not a commitment, credit availability is, in addition, subject to your execution and delivery of such documentations as the Bank deems appropriate. This line of credit expires on January 1, 2009.

JPMORGAN CHASE BANK

By:	/s/ William M. Cimbol

William M. Cimbol, V.P.